Exhibit 23.6

[NETHERLAND, SEWELL & ASSOCIATES, INC. LOGO]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
AND GEOLOGISTS

As independent petroleum engineers and geologists, we hereby consent to the inclusion of the information included or incorporated by reference in this Amendment No. 1 to the Registration Statement Form S-3 with respect to the oil and gas reserves of Petrohawk Energy Corporation and Mission Resources Corporation, as of December 31, 2004, which information has been included or incorporated by reference in this Amendment No. 1 to the Registration Statement Form S-3 in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in this Amendment No. 1 to the Registration Statement Form S-3.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III
President and Chief Operating Officer

Houston, Texas
June 21, 2005